EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports January Sales of $207.1 Million on a Same Store Sales Increase of 17%

Raises Fourth Quarter EPS Guidance

Warrendale, PA, February 7, 2007 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five weeks ended February 3, 2007 were $207.1 million, compared to $130.0 million for the four-week period ended January 28, 2006. Due to the 53rd week in fiscal 2006, January 2007 comps are compared to the five week period ended February 4, 2006. On this basis, the company delivered a comparable store sales increase of 17% for the recent five week period, compared to the corresponding five weeks last year. Last year's comparable store sales increase was 9% for the five week January period.

Strong sales results in January were driven by relevant on-trend assortments, reflecting the strength and appeal of the AE brand. The initial response to the Spring collection has been positive, particularly wear-now merchandise. Additionally, our annual holiday clearance event was very well received, capping off a successful holiday season.

Jim O'Donnell, Chief Executive Officer, commented, "Our sales performance in January provided a gratifying finish to an outstanding year. Fiscal 2006 was marked by the continued growth of the AE brand and the launch of two new concepts, aerie and MARTIN + OSA. Entering 2007, American Eagle is well-positioned for continued profitable growth through our focused brand-building initiatives and disciplined approach to operations."

Total sales for the fourth quarter ended February 3, 2007, which was 14 weeks, were $973.4 million, compared to $769.1 million for the quarter ended January 28, 2006, which was 13 weeks, an increase of 27%. Comparable store sales increased 14% for the fourth quarter of 2006 compared to the same 14 week period last year.

Total sales for the fifty-three week period ended February 3, 2007 were $2.794 billion, compared to $2.322 billion for the fifty-two week period ended January 28, 2006, an increase of 20%. Comparable store sales increased 12% for the 2006 period compared to the corresponding fifty-three week period last year.

Subject to final review, the company expects fourth quarter earnings to be $0.66 per share compared to $0.47 per share last year, which would represent 40% growth over last year. The company's previous fourth quarter earnings guidance was $0.64 to $0.65 per share.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

The Company will report fourth quarter earnings along with February sales on the morning of Wednesday, March 7th. The recorded sales call will be available that day at 7:30 am Eastern Time, and at 9:00 a.m. Eastern Time, management will hold a conference call to discuss fourth quarter earnings. To listen to the earnings call, please dial 877-601-0864. The earnings conference call will also be simultaneously broadcast over the internet at www.ae.com.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (Nasdaq: AEOS) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 834 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates five stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings and continued profitable growth. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings and continued profitable growth expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660